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                           CHRISTIAN STEWARDSHIP FUNDS
                      CHRISTIAN STEWARDSHIP BOND INDEX FUND
                CHRISTIAN STEWARDSHIP LARGE CAP EQUITY INDEX FUND
                CHRISTIAN STEWARDSHIP SMALL CAP EQUITY INDEX FUND
                 CHRISTIAN STEWARDSHIP INTERNATIONAL INDEX FUND
                   (EACH, A "FUND;" COLLECTIVELY, "CSF FUNDS")
                                    SERIES OF
                      CAPSTONE CHRISTIAN VALUES FUND, INC.
                                   ("COMPANY")

                           PLAN PURSUANT TO RULE 18F-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                                    THE PLAN

I.   Introduction

     As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the CSF Funds, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

     Upon the effective date of this Plan, the Company, on behalf of the CSF Funds, elects to offer multiple classes of shares of each of the CSF Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.  The Multi-Class System

     Each of the CSF Funds shall offer two classes of shares, Individual Class and Institutional Class. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear its own Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Individual Class and Institutional Class shares shall have the features described in Sections A, B, C and D, below.


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     A.   Sales Charge Structure

          1. Individual Class Shares. Individual Class shares of each Fund shall be offered at the then-current net asset value, with no front-end or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Individual Class shares shall be distinguished from Institutional Class shares by the relative rates of fees under the Service and Distribution Plan (see below) applicable to each class.

          2. Institutional Class Shares. Institutional Class shares of each Fund shall be offered at the then-current net asset value with no front-end sales charge or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Institutional Class shares shall be distinguished from Individual Class shares by the relative rates of fees under the Service and Distribution Plan (see below) applicable to each class.

     B.   Service and Distribution Plan

     The CSF Funds have adopted a Service and Distribution Plan pursuant to Rule 12b-1 with respect to each class of shares of each Fund, containing the following terms:

          1. Individual Class Shares. Individual Class shares of each Fund shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the CSF Funds, as provided in the Service and Distribution Plan, subject to an annual limit of 0.25% of the average daily net assets of a Fund attributable to its Individual Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

          2. Institutional Class Shares. Institutional Class shares of each Fund shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the CSF Funds, as provided in the Service and Distribution Plan, subject to an annual limit of 0.05% of the average daily net assets of a Fund attributable to its Institutional Class shares, provided that up to 0.05% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

     C.   Allocation of Income and Expenses

               a.   General

               The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be

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so allocated also include (a) expenses of the Company that are allocated to a
Fund and are not attributable to a particular Fund or class of a Fund ("Company Expenses"), (b) expenses of the CSF Funds that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("CSF Funds Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Company Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. CSF Funds Expenses include expenses incurred on behalf of the Funds as a group that are not attributable to other series of the Company, such as costs of preparing and printing the CSF Funds' combined prospectus. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets.

          2.   Class Expenses

          Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Directors' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Company's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

     In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense, a CSF Funds Expense or a Fund Expense, and in the event a Company Expense, a CSF Funds Expense or a Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Directors.

     The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Directors and approved by such Board and by a majority of the Directors who are not "interested persons" of the CSF Funds or a Fund, as defined in the 1940 Act.

          3.   Waivers or Reimbursements of Expenses

          Expenses may be waived or reimbursed by the Adviser and Administrator, the Distributor or any other provider of services to a Fund, the CSF Funds or the Company without the prior approval of the Board of Directors.


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     D.   Exchange and Conversion Privileges

     Shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

     There are currently no conversion privileges.

     E.   Board Review

          1.   Initial Approval

          The Board of Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the CSF Funds or a Fund ("Independent Directors"), at a meeting held February 2, 1995, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the CSF Funds. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

          2.   Approval of Amendments

          The Plan may not be amended materially unless the Board of Directors, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the CSF Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

          3.   Periodic Review

          The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

     F.   Contracts

     Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the Directors to evaluate the Plan or any proposed amendment.


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     G.   Effective Date

     The Plan, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section E1 of the Plan, shall take effect as of February 2, 2000.

     H.   Amendments

     The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E2 of the Plan.

     Effective Date: February 2, 2000


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                      [DECHERT PRICE & RHOADS LETTERHEAD]


                                 April 13, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

          Re: Capstone Christian Values Fund, Inc. ("Registrant") - File Nos. 2-28174; 811-1597

Dear Sirs:

          Enclosed for filing under the Securities Act of 1933 ("Securities Act") is Post-Effective Amendment No. 56 to Registrant's Registration Statement on Form N-1A concerning the Christian Stewardship Funds. This filing is made pursuant to Rule 485(b) under the Securities Act and does not contain disclosures that would render it ineligible to become effective in accordance with that Rule and paragraph.

          If you have questions regarding this filing, please call the undersigned at 202-261-3352.

                                  Sincerely,



                                  Olivia P. Adler


OPA/vlp